Exhibit 10.6.2

SECOND AMENDMENT OF LEASE

BETWEEN:	BROOKFIELD DENVER INC. a Colorado corporation 1625 Broadway, Suite 1500 Denver, Colorado 80202	(“Landlord”)

AND:	PATINA OIL & GAS CORPORATION a Delaware corporation 1625 Broadway, Suite 2000 Denver, Colorado 80202	(“Tenant”)

FOR PREMISES IN:	1625 Broadway Denver, Colorado 80202	(“Building”)

DATE:		(to be dated upon Landlord’s execution)

LANDLORD AND TENANT hereby agree as follows:

1.         In this Second Amendment of Lease (“Second Amendment”):

(a)       “Lease” means that certain Lease of Office Space between Landlord and Tenant dated December 21, 2000, and as amended by the Amendment of Lease dated November 19, 2001 (“Amendment”), and this Second Amendment of Lease dated of even date hereof, including all Exhibits attached to the foregoing, covering the Premises.

(b)      “Initial Premises” means 35,738 rentable square feet, more or less, on the nineteenth (19th), twentieth (20th), and twenty-first (21st) floors of the Building, as set out in the Lease.

(c)       “Extended Term” of the Initial Premises shall be coterminous with the First Expansion Premises Term as defined below.

(d)      “First Expansion Premises” means 2,751 rentable square feet of space (Suite 2150) on the twenty-first (21st) floor of the Building, as shown on the attached Exhibit 1.

(i)        “First Expansion Premises Delivery Date” shall mean the date Landlord recaptures the First Expansion Premises from the existing tenant, which is anticipated to be sixty (60) days after the execution of this Second Amendment by Landlord and Tenant.

(ii)       “First Expansion Premises Commencement Date” shall mean sixty (60) days after the First Expansion Premises Delivery Date.

(iii)     “First Expansion Premises Term” shall commence on the First Expansion Premises Commencement Date and expiring on the later of (i) the last day of the forty-eighth (48th) full month, or (ii) April 30, 2007, and shall be coterminous with the Extended Term of the Initial Premises.

(e)       “Second Expansion Premises” means 4,476 rentable square feet of space (Suite 2100) on the twenty-first (21st) floor of the Building, as shown on the attached Exhibit 1.

(i)        “Second Expansion Premises Delivery Date” shall mean ten (10) days after written notice from Landlord that Landlord has recaptured the Second Expansion Premises from the existing tenant, which Delivery Date is anticipated to be March 1, 2003.

(ii)       “Second Expansion Premises Commencement Date” shall mean sixty (60) days after the Second Expansion Premises Delivery Date.

(iii)     “Second Expansion Premises Term” shall mean that period commencing on the Second Expansion Premises Commencement Date and expiring coterminous with the First Expansion Premises Term.

(f)       “Premises” for all purposes after the First and Second Expansion Premises Commencement Date the Premises shall collectively be deemed the Initial Premises, First Expansion Premises and Second Expansion Premises, consisting of 42,965 rentable square feet of space.

(g)      “Second Amendment Date” shall mean the date first written above.

(h)      All other words and phrases, unless otherwise defined herein, have the meanings attributed to them in the Lease.

2.         Extended Term. Effective on the Second Amendment Date, the Term of the Lease is hereby extended through the Extended Term.

3.         Expansion Premises. Tenant shall have the right to enter the respective Expansion Premises on the respective Expansion Premises Delivery Date to perform such alterations as are necessary or desirable to prepare the respective Expansion Premises for Tenant’s use and occupancy. Such entry shall be on all the terms and conditions of the Lease except for Rent (which shall not commence to accrue until sixty (60) days following the respective Expansion Premises Commencement Date). Subject to Paragraph 5 below, Tenant shall be deemed to have examined and accepted the respective Expansion Premises in its “as-is” condition as of the respective Expansion Premises Delivery Date for commencement of the Expansion Premises Improvements (described in Paragraph 5 below). Tenant acknowledges that the respective First and Second Expansion Premises Delivery Date and Commencement Date are not contemporaneous, and nothing herein shall limit Tenant’s obligations as it relates to the respective Expansion Premises resulting from Landlord’s delay in delivery of either the First Expansion Premises and Second Expansion Premises, as the case may be. Upon the respective Expansion Premises Commencement Date, Tenant accepts the respective Expansion Premises to have and to hold during the respective Expansion Premises Term, on the same terms and conditions as are contained in the Lease except as otherwise provided herein.

4.         First Expansion Premises Annual Rent. Effective on the Second Amendment Date, Section 4.01 of the Lease (as described in Paragraph 3 of the Amendment) is hereby deleted and replaced with the following:

“4.01  Annual Rent. Tenant shall pay to Landlord as Annual Rent, payable in advance and without notice, on the first (1st) day of each calendar month and in the following amounts for the time periods and locations respectively set forth below:

(a)       Initial Premises.

(i)       for the period commencing on the Second Amendment Date and continuing through November 30, 2004, Tenant shall pay to Landlord an amount equal to $48,841.93 per month, based upon $16.40 per rentable square feet in the Initial Premises; and

(ii)      for the period commencing on December 1, 2004 and continuing through November 30, 2005, Tenant shall pay to Landlord an amount equal to $51,820.10 per month, based upon $17.40 per rentable square feet in the Initial Premises; and

(iii)     for the period commencing on December 1, 2005 and continuing through the last day of the Extended Term, Tenant shall pay to Landlord an amount equal to $54,798.27 per month, based upon $18.40 per rentable square feet in the Initial Premises.

(b)       First Expansion Premises.

(i)       for the period commencing on the First Expansion Premises Commencement Date and continuing for sixty (60) days thereafter, Tenant shall not be obligated for the payment of Annual Rent and Occupancy Costs (as further described below) in the First Expansion Premises; and

(ii)      for the period commencing on the sixty-first (61st) day and continuing through the last day of the Extended Term, Tenant shall pay to Landlord an amount equal to $3,071.95 per month, based upon $13.40 per rentable square feet in the First Expansion Premises.

(c)       Second Expansion Premises.

(i)       for the period commencing on the Second Expansion Premises Commencement Date and continuing for sixty (60) days thereafter, Tenant shall not be obligated for the payment of Annual Rent and Occupancy Costs (as further described below) in the Second Expansion Premises; and

(ii)      for the period commencing on the sixty-first (61st) day of the Second Expansion Premises Term and continuing through the last day of the Extended Term, Tenant shall pay to Landlord an amount equal to $4,998.20 per month, based upon $13.40 per rentable square feet in the Second Expansion Premises.”

5.         Occupancy Costs. Except as provided for in Paragraph 4 above, effective on the respective Expansion Premises Commencement Date, Tenant shall pay its share of Occupancy Costs in respect of the respective Expansion Premises at the times and in the manner as payments of Occupancy Costs are to be made pursuant to Section 4.02 of the Lease, which are estimated to be $8.98 per rentable square foot (2002 calendar year). Nothing herein shall prevent Tenant from continuing its obligations to pay its share of Occupancy Costs in respect of the Initial Premises as provided in the Lease.

6.         Expansion Premises Improvement Allowance. Landlord shall provide to Tenant an improvement allowance (the “Allowance”) in an amount not to exceed $8.00 per rentable square foot of space in the respective Expansion Premises, not to collectively exceed $57,816.00 for the contribution toward the entire cost of Tenant’s design, engineering, and construction of real property improvements within the First and Second Expansion Premises (“Expansion Premises Improvements”). Tenant shall be responsible for the coordination of the Expansion Premises Improvements, which shall be constructed in accordance with a mutually agreed upon space plan (“Space Plan”). Any changes to the Space Place shall require Landlord’s approval, which shall not be unreasonably withheld. Tenant shall be responsible for any costs in excess of the Allowance. The Allowance shall be disbursed on behalf of Tenant in accordance with the following procedure. Tenant shall, from time to time, approve and submit Tenant’s contractor’s paid invoices and lien waivers to Landlord for reimbursement up to the maximum of the Allowance, which Landlord shall reimburse to Tenant within approximately forty-five (45) days after receipt of same from Tenant. All requests for reimbursement in connection with the completion of the Expansion Premises Improvements shall be submitted by Tenant to Landlord on a timely basis, but in no case later than December 15, 2003. Provided Tenant has notified Landlord in writing, and is not in default hereunder, and a portion of the Allowance still remains unspent after the completion of the Expansion Premises Improvements, Landlord shall issue a credit (not to exceed $4.00 per rentable square foot of space in the First and Second Expansion Premises) to Tenant against the next successive months’ Annual Rent to be paid under the Lease in an amount equal to the unspent Allowance. However, in no event shall this credit be applicable after December 15, 2003.

7.         Additional Space Improvement Allowance. Effective on the Second Amendment Date, Section 22.01 of the Lease (as defined in Exhibit D) and Paragraph 5 of the Amendment is hereby amended by deleting all referenced to “December 15, 2002” and replacing it with “December 15, 2003.”

8.         Parking. In addition to the parking provided in Article 23.00 of the Lease and Paragraph 6 of the Amendment, Tenant shall have the option exercisable no later than the First Expansion Premises Commencement Date to rent one (1) unreserved guaranteed parking space underneath the Building at rates set by Landlord from time to time. The current monthly rental rate is $200.00 per space.

Tenant shall have the option exercisable no later than the First Expansion Premises Commencement Date to rent five (5) unreserved guaranteed parking spaces at the 15th and Tremont Parking Garage, located at 15th and Tremont streets, at rates set by Landlord from time to time. The current monthly rental rate is $130.00 per space.

In the event Tenant fails to exercise the above options no later than the First Expansion Premises Commencement Date or discontinues the use or payment for any of the above guaranteed parking spaces for a period of thirty (30) days or more, such spaces shall no longer be deemed guaranteed nor available and shall return to Landlord as its available inventory. Tenant may again rent such forfeited spaces subject to Landlord’s standard month-to-month policy.

9.         Confirmation of Existing Terms. Except as specifically provided herein, the terms and conditions of the Lease are confirmed and continue in full force and effect.

10.      Binding Effect. This Second Amendment shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto.

11.      Conflicting Terms. In the event of any conflicts between the provisions of the Lease and the provisions of this Second Amendment, this Second Amendment shall control.

12.      Effective Date. This Second Amendment shall be effective only on such date as Landlord and Tenant both execute this Second Amendment.

IN WITNESS OF THIS SECOND AMENDMENT OF LEASE Landlord and Tenant have properly executed it as of the date set out on page one.

LANDLORD: BROOKFIELD DENVER INC., a Colorado corporation		TENANT: PATINA OIL & GAS CORPORATION a Delaware corporation
By	/s/ David W. Morrison	By	/s/ J. W. Decker

Name	David W. Morrison	Name	J. W. Decker

Title	Vice President	Title	President

By	/s/ Sheri Temple	By

Name	Sheri Temple	Name

Title	Assistant Secretary	Title